Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 a.m. October 9, 2018

United Bancorp, Inc. Reports a 33% Increase in Net Income for the Nine Months Ended September 30, 2018; Diluted Earnings per Share of $0.69 versus $0.55 Reported in 2017, and a Dividend Yield of 3.95%

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.69 and net income of $3,691,000 for the nine months ended September 30, 2018, as compared to $0.55 and $2,766,000, respectively, for 2017. The Company’s diluted earnings per share for the three months ended September 30, 2018, was $0.25 as compared to $0.20 for the same period in 2017. These year-over-year improvements in UBCP’s earnings are directly related to the lower base corporate tax rate resulting from the passage of the Tax Cuts and Jobs Act (“tax act”) in the fourth quarter of 2017 and the benefit of operational improvements on which the company is seeing a positive return. Each of these realities should benefit the company in future periods.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are excited to report on the solid performance that our Company had for the nine-month period ended September 30, 2018. Our Company had a solid increase in net income of $924,000, or 33.4%, for the nine months ended September 30, 2018, over the nine months ended September 30, 2017. On an operating basis, the primary drivers of this year-over-year increase in net income were the increases in interest income and fees on loans, which were up by $1.3 million, or 10.6%, and the interest income on securities, which was up by $875,000, or 145.1%. Relating to loan growth, our Company had an increase in its gross loans of $32.8 million, or 9.1%, from September 30, 2017 to September 30, 2018. While growing the loan portfolio, our Company was able to maintain its overall stability in credit quality. Year-over-year, we continued to have very solid credit quality-related metrics supported by low levels of nonaccrual loans of approximately $1.3 million at both September 30, 2018 and 2017. Further—net loans charged off, excluding overdrafts, was $238,000 for the nine months ended September 30, 2018, which is a relatively modest increase of $84,000 from the nine months ended September 30, 2017. Annualized net charge offs to average loans was 0.08% for the nine months ended September 30, 2018, as compared to 0.06% for the nine months ended September 30, 2017.” Greenwood continued, “Due to the rising rate environment in which we are currently operating, we are seeing opportunities in the area of investment securities. In this current rate environment, yields on select securities are at levels that we have not seen for several years, which are encouraging us to leverage-up to some degree. Since September 30, 2017, our Company saw an increase in securities and other restricted stock of $47.3 million, or 109.3%, from the prior year. With our quarter-ending securities and other restricted stock position of $90.6 million being above the quarterly average of $75.3 million (and, also, with our gross loans being $17.2 million above the quarterly average for loans), we anticipate even further contribution from these key revenue generating areas to interest income in future periods. With the enhanced level of total interest income that we realized in the first nine months of 2018, net interest income for the nine months ended September 30, 2018 for our Company increased by $1.4 million, or 11.9%, even as we focused on growing retail core deposits to fund our growth. Total deposits increased by $53.5 million, or 14.0%, to a level of $434.3 million as of September 30, 2018. Even with this significant increase in total deposits, we were able to control our overall interest expense levels by attracting lower-cost retail funding to replace higher-cost wholesale funding advances that matured over the past 12 months. Overall, our Company saw low-cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $33.8 million of its growth in retail deposits year-over-year. In addition, time deposits, which consist of certificate of deposit or term funding, increased by $19.6 million, or 30.0%, for the same period. Funding our present growth with increased levels of retail core deposits and overnight wholesale borrowings in an increasing interest rate environment led to a slight elevation in our interest expense levels year-over-year. Accordingly, our interest expense to average assets increased from 0.40% for the nine months ended September 30, 2017 to 0.58% for the nine months ended September 30, 2018. Even with this increase in our interest expense, we were able to grow our interest income to a greater degree and, thereby, increase our net interest margin. Year-over-year, our net interest margin improved to a level of 3.90% as of the end of this most recent quarter versus 3.80% for the same nine month period in 2017.”

Relating to our Company’s net noninterest margin, Greenwood stated, “Our total noninterest income increased $73,000, or 2.8%, year over year. Service charges on deposit accounts, which is the area in which our Company performs at a high level relative to peer, strongly contributed to this increase. On the noninterest expense-side of the net noninterest margin (and, as budgeted), we experienced an increase in our noninterest expense of $1.0 million or 10.1%. Most of the increase in noninterest expense continues to be related to infrastructure enhancement and personnel-related expenses to support the growth that our Company envisions for the future.” Greenwood concluded, “Considering that most of the aforementioned expenses are “fixed,” we firmly believe that we have positive operating leverage. This reality should allow us to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; thereby, further enhancing our Company’s earnings and returns. And, lastly, also significantly contributing to the increase in noninterest expense levels for the nine months ended September 30, 2018 are the approximately $223,000 in merger-related and other one time expenses that we have incurred during the current year. A majority of these expenses are relating to the June 14, 2018, announcement of our Definitive Agreement to acquire Powhatan Point Community Bancshares, Inc. These one-time expenses decreased the diluted earnings per share for our Company by $0.02 in the most recent quarter and $0.04 for the nine months ended September 30, 2018. It is anticipated during the fourth quarter of 2018 that we will incur additional merger-related expenses in connection with this transaction as we work toward a closing.”

Scott A. Everson, President and CEO stated, “We are extremely pleased to see the strong growth in our earnings for the nine months ended September 30, 2018. Our Company continues to benefit from the enactment of the tax act, which has reduced the overall tax rate for companies, such as ours, from 35% to 21%. We are also gratified to see that our investment in both the infrastructure and personnel of our Company is producing a positive return for us. On an operating basis, we saw an improvement in our earnings before taxes even though we had non-recurring expenses relating to our upcoming acquisition of Powhatan Point Community Bancshares, Inc. With our enhanced lending platforms, we anticipate seeing continued above peer loan growth in the coming quarters. In addition, with our continued focus on an investment strategy that was implemented during the first quarter of this year, we also anticipate having increasing levels of higher yielding investment securities on our balance sheet in the coming quarters. Each of these aforementioned items will continue to drive our organic growth and has led to year-over-year growth in earning assets (consisting of both loans and investment securities) of $80.1 million or 19.8%. This organic growth will be further enhanced with our upcoming merger, which should lead to the continuation of our Company growing its level of earning assets and generating higher levels of interest income. Even with this strong growth in both earning assets and core deposits, we have been able to expand our net interest margin and improve our overall level of net interest income. Year-over-year, we saw the net interest margin of our Company improve by ten (10) basis points to a level of 3.90% as of September 30, 2018. Our enhanced net interest margin led to our net interest income improving on a year-over-year basis by $1.4 million or 11.9%.”

Everson continued, “We have stated for many quarters that our goal is to profitably grow our Company. We are gratified that we are presently in a position to accomplish this. At this most recent quarter end, our Company had total assets of $525.3 million, which is an increase of $70.8 million, or 15.6%, over the previous year. With the level of organic growth that we have achieved on a year-over-year basis, our current level of total assets is the highest in our Company’s history. Our viewpoint is that profitable growth will lead to positive opportunities to further grow our Company! In this area, we have very high expectations over the course of the next three years. Our ultimate goal is to become a “hybrid or omnichannel” bank; whereby, we can serve our present and future customers on “their” terms. By having both exceptional “in-branch” and “virtual” service options for our customers, we believe that our Company will have relevance within our industry for many years to come. In addition, we will be able to deliver on our current vision for growth, which is to have total assets greater than $1.0 billion in order to gain greater operational efficiencies. As previously disclosed, our Company and Powhatan Point Community Bancshares, Inc. (PPCB), the holding company for First National Bank of Powhatan Point, announced on June 14, 2018 that we have signed a definitive merger agreement; whereby, we will acquire PPCB in a stock and cash transaction. It is anticipated, pending the approval of PPCB Shareholders, that this merger will be completed sometime during the current month. At that time, the main office of First National Bank will become a full-service branch of Unified Bank. This merger with PPCB and First National Bank will add approximately $60.7 million in assets, $6.7 million in loans, $55.4 million of deposits and $5.0 million in consolidated equity to our Company. In addition, this transaction will develop a presence for our Company in Southern Belmont County, which has seen nice growth in recent years relating to the oil and gas development in this area. This new market also has the potential for much more growth with the expected announcement of the building of a much anticipated ethane cracker plant. We look forward, with much anticipation, to welcoming Powhatan Point Community Bancshares to the United Bancorp Family!”

Everson concluded, “As always, one of our primary focuses is to reward our valued shareholders by paying a solid cash dividend. With our improving earnings in 2018, we increased our quarterly cash dividend payout level during the first quarter of this year. On a year-over-year basis as of September 30, 2018, our Company paid cash dividends of $0.39 versus $0.34 in 2017, an increase of 14.7%. At our present quarterly cash dividend payout level of $0.13, our Company’s stock has a forward dividend yield of 3.95%, which is significantly higher than the average cash dividend yield seen within our industry. Our other primary focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. As of the most recent quarter end, our market value was $13.15, which is up from the same period in the previous year by $1.15 or 9.6%. We will continue to keenly focus on these two key areas to create additional value for our loyal shareholders. Overall, we are pleased with the improving performance of our Company during the first nine months of 2018 and the direction that we are going. With the positive growth that we have experienced so far in 2018, and with the anticipated growth that will occur during the remainder of the current year, we are extremely optimistic about our potential to further improve the earnings of our Company and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $525.3 million and total shareholder’s equity of $45.1 million as of September 30, 2018. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED BANCORP, INC. “UBCP”

	For the Three Months Ended September 30,		%	$
	2018	2017	Change	Change
Earnings
Interest income on loans	$4,599,416	$4,006,013	14.81%	$593,403
Loan fees	283,792	340,595	-16.68%	$(56,803)
Interest income on securities	639,308	240,862	165.43%	$398,446

Total interest income	5,522,516	4,587,470	20.38%	$935,046
Total interest expense	893,332	449,879	98.57%	$443,453

Net interest income	4,629,184	4,137,591	11.88%	$491,593
Provision for loan losses	72,000	24,999	188.01%	$47,001
Net interest income after provision for loan losses	4,557,184	4,112,592	10.81%	$444,592
Service charges on deposit accounts	666,255	632,917	5.27%	$33,338
Net realized gains on sale of loans	17,652	43,632	-59.54%	$(25,980)
Other noninterest income	213,027	214,841	-0.84%	$(1,814)

Total noninterest income	896,934	891,390	0.62%	$5,544
Total noninterest expense	3,855,586	3,467,483	11.19%	$388,103
Earnings before taxes	1,598,532	1,536,499	4.04%	$62,033
Income tax expense	268,199	536,144	-49.98%	$(267,945)

Net income	$1,330,333	$1,000,355	32.99%	$329,978
Per share
Earnings per common share—Basic	$0.26	$0.20	30.00%
Earnings per common share—Diluted	0.25	0.20	25.00%
Cash Dividends paid	0.13	0.20	8.33%
Annualized yield based on quarter end close	3.95%	4.00%	N/A
Shares Outstanding
Average—Basic	5,004,280	4,882,238	—
Average—Diluted	5,229,729	5,009,331	—
Common stock, shares issued	5,560,304	5,435,304	—
Shares used for Book Value Computation	4,881,928	4,891,568
Shares held as treasury stock	5,744	5,744	—

	For the Nine Months Ended September 30,		%
	2018	2017	Change
Earnings
Interest income on loans	$13,056,340	$11,775,585	10.88%	$1,280,755
Loan fees	720,149	682,507	5.52%	$37,642
Interest income on securities	1,478,232	603,041	145.13%	$875,191

Total interest income	15,254,721	13,061,133	16.79%	$2,193,588
Total interest expense	2,122,999	1,325,452	60.17%	$797,547

Net interest income	13,131,722	11,735,681	11.90%	$1,396,041
Provision for loan losses	201,000	74,997	168.01%	$126,003
Net interest income after provision for loan losses	12,930,722	11,660,684	10.89%	$1,270,038
Service charges on deposit accounts	1,947,421	1,861,938	4.59%	$85,483
Net realized gains on sale of loans	54,418	87,919	-38.10%	$(33,501)
Other noninterest income	663,227	642,508	3.22%	$20,719

Total noninterest income	2,665,066	2,592,365	2.80%	$72,701
Total noninterest expense	11,188,479	10,166,518	10.05%	$1,021,961
Earnings before income taxes	4,407,309	4,086,531	7.85%	$320,778
Income tax expense	716,549	1,320,126	-45.72%	$(603,577)

Net income	$3,690,760	$2,766,405	33.41%	$924,355
Per share
Earnings per common share—Basic	$0.72	$0.57	26.32%
Earnings per common share—Diluted	0.69	0.55	25.45%
Cash dividends paid	0.39	0.34	14.71%
Shares Outstanding
Average—Basic	4,990,110	4,890,072	—
Average—Diluted	5,215,559	5,018,165	—
At quarter end
Total assets	$525,278,642	$454,510,726	15.57%	$70,767,916
Total assets (average)	491,841,000	445,687,000	10.36%	$46,154,000
Other real estate and repossessions	387,225	434,410	-10.86%	$(47,185)
Gross loans	393,181,843	360,389,266	9.10%	$32,792,577
Allowance for loan losses	2,003,868	2,195,154	-8.71%	$(191,286)

Net loans	391,177,975	358,194,112	9.21%	$32,983,863
Net loans (charge offs)	(237,986)	(154,453)	54.08%	$(83,533)
Net overdrafts (charge offs)	(81,383)	(66,728)	21.96%	$(14,655)

Total net (charge offs)	(319,369)	(221,181)	44.39%	$(98,188)
Non-accrual loans	1,294,611	1,296,734	-0.16%	$(2,123)
Loans past due 30+ days (excludes non accrual loans)	334,253	1,376,217	-75.71%	$(1,041,964)
Average loans	376,005,000	354,352,000	6.11%	$21,653,000
Cash and due from Federal Reserve Bank	12,910,291	23,107,713	-44.13%	$(10,197,422)
Average cash and due from Federal Reserve Bank	13,043,000	20,569,000	-36.59%	$(7,526,000)
Securities and other required stock	90,630,172	43,293,374	109.34%	$47,336,798
Average securities and other required stock	75,253,000	42,891,000	75.45%	$32,362,000
Average total deposits	408,419,000	363,716,000	12.29%	$44,703,000
Total deposits	434,331,092	380,850,293	14.04%	$53,480,799
Non interest bearing demand	92,996,212	71,591,191	29.90%	$21,405,021
Interest bearing demand	175,607,791	162,050,541	8.37%	$13,557,250
Savings	80,649,300	81,769,581	-1.37%	$(1,120,281)
Time	85,077,789	65,438,980	30.01%	$19,638,809
Securities sold under agreements to repurchase	15,399,352	16,188,286	-4.87%	$(788,934)
Advances from the Federal Home Loan Bank	22,138,879	5,257,119	321.12%	$16,881,760
Overnight advances	22,000,000	—	N/A	$22,000,000
Term advances	138,879	5,257,119	-97.36%	$(5,118,240)
Shareholders’ equity	45,112,465	44,115,972	2.26%	$996,493
Shareholders’ equity (average)	45,112,000	44,116,000	2.26%	$996,000
Stock data
Market value—last close (end of period)	$13.15	$12.00	9.58%
Dividend payout ratio	56.52%	61.82%	-8.57%
Book value (end of period)	9.24	9.02	2.44%
Market price to book value	142.32%	133.04%	6.97%
Key performance ratios
Return on average assets (ROA)	1.00%	0.83%	0.17%
Return on average equity (ROE)	10.91%	8.36%	2.55%
Net interest margin (federal tax equivalent)	3.90%	3.80%	0.10%
Interest expense to average assets	0.58%	0.40%	0.18%
Total allowance for loan losses to nonaccrual loans	154.79%	169.28%	-14.49%
Total allowance for loan losses to total loans	0.51%	0.61%	-0.09%
Nonaccrual loans to total loans	0.33%	0.36%	0.03%
Nonaccrual assets to average assets	0.34%	0.39%	0.05%
Net charge-offs to average loans	0.08%	0.06%	0.02%
Equity to assets at period end	8.59%	9.71%	-1.12%
Full time equivalent (FTE) employees	121	113	7.08%